UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) ☑ Filed by the Registrant ☐ Filed by a party other than the Registrant CHECK THE APPROPRIATE BOX: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☑ Definitive Additional Materials ☐ Soliciting Material under §240.14a-12 Mondelēz International, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY): ☑ No fee required ☐ Fee paid previously with preliminary materials ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SHAREHOLDER ENGAGEMENT Spring 2025

Reported information against our quantitative sustainability goals, unless otherwise stated, (i) covers the annual reporting period from January 1 to December 31 of the stated year, (ii) includes manufacturing facilities under our direct and indirect control, (iii) excludes acquisitions since 2018, and (iv) excludes Venezuela. Where quantitative goals are linked to revenue, information is for Mondelēz International revenue (excluding acquisitions since 2018 unless stated otherwise) except Venezuela, for which results are excluded from our consolidated financial statements. Where quantitative goals are linked to operations, information is for operations under the control of our integrated supply chain function (excluding acquisitions since 2018 unless stated otherwise); unless stated otherwise, data for external manufacturing includes estimates. Due to rounding, numbers presented in this presentation may not add up precisely to the totals provided and percentages may not reflect the absolute figures. Although the numbers presented in this presentation for this year’s performance are rounded, some of the prior years’ numbers were not rounded. Historical, current and forward- looking sustainability related information and statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. The Company’s goals are aspirational in nature and are not intended to create legal obligations or rights. We caution you that this information is approximate, that these statements and information are not guarantees of future performance, nor promises that our goals will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments or goals or establish new ones to reflect changes in our business, operations or plans. The information included in, and any issues identified as material for purposes of, this document may not be considered material for SEC or other mandatory reporting purposes. In the context of this disclosure, the terms “material” is distinct from, and should not be confused with, such terms as defined for SEC or other mandatory reporting purposes. FORWARD-LOOKING STATEMENTS ABOUT OUR SUSTAINABILITY GOALS This presentation contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words are intended to identify our forward-looking statements. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in these forward-looking statements. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this presentation except as required by applicable law or regulation. For important information on forward-looking statements, please see our earnings release for Q1 2025 on our investor website at https://www.Mondelēzinternational.com/investors. 2 All results shared with this presentation are non-GAAP unless noted as “reported”, in which case we are referring to our results on a GAAP basis. Please see GAAP to non-GAAP reconciliations at the end of this presentation for comparable GAAP measures. Refer to the definitions of these measures in our earnings release for Q1 2025 located at https://www.Mondelēzinternational.com/investors. NON-GAAP FINANCIAL MEASURES

49% 31% 11% 9% Biscuits & Baked Snacks Chocolate Gum & Candy Other GROWTH MONDELĒZ INTERNATIONAL LEADING THE FUTURE OF SNACKING We are one of the world’s largest snack companies, with a strong portfolio of brands enjoyed globally BUSINESS OVERVIEW REVENUE BY MARKET AND CATEGORY2 3 1 Source: Euromonitor 2024. 2 Revenue breakdowns are based on reported 2024 net revenues. Revenue percentage figures have been rounded to the nearest whole number. Drive operational excellence ExECUTiON Build a winning growth culture CULTURE SUSTAiNABiLiTY Accelerate consumer- centric growth OUR “VISION 2030” GROWTH STRATEGY REINFORCES OUR COMMITMENT TO FOUR STRATEGIC PILLARS ~90,000 Employees 150+ Countries STRONG POSiTiONS iN OUR CORE SNACKS CATEGORiES, SiGNiFiCANT HEADROOM Champion more sustainable snacking 20% 37% 30% 13% Asia Middle East and Africa Europe North America Latin America % of Net Revenues by Region $36.4B 2024 Net Revenues % of Net Revenues by Category Biscuits Sweet & Savory Cakes & Pastries Snack Bars MDLZ Global Position & Share1 Market Size1 #1 (17.4%) #3 (9.1%) #3 (3.8%) $125B $97B $19B Chocolate $134B#2 (12.3%)

DELIVERING SUSTAINABLE LONG-TERM GROWTH

Despite inflationary pressures and macro volatility in recent years, **effective execution of our long-term strategy under our current leadership has led to strong, consistent results**

STRONG, CONSISTENT RESULTS SINCE 2018 LONG-TERM STRATEGY LAUNCH

80%	**Net Revenues Comprised of Core Snacking Categories Following Portfolio Repositioning**
7.4%	**Organic Net Revenue Growth**
12.2%	**Adjusted EPS Growth[1]**
10	**Strategic Acquisitions Completed**
$25.8B	**Cumulative Capital Return Via Share Repurchase & Dividends**

TOTAL SHAREHOLDER RETURN SINCE 2018 STRATEGY LAUNCH[2]



63.2%
57.4%
72.3%
MDLZ
Performance Peer Group Median³
S&P 500 XLP (Consumer Staples)

MDLZ TSR HAS OUTPERFORMED PERFORMANCE PEER GROUP MEDIAN[3] SINCE 2018 STRATEGY LAUNCH

1 CAGR; at constant FX.
2 Total shareholder return since 2018 strategy launch (09/07/2018 – 12/31/2024).
3 See 2025 Proxy Statement for companies in the Performance Peer Group.

4

BUILDING A MORE SUSTAINABLE SNACKING COMPANY

Guided by our ambition to build a **more sustainable snacking company**, we take a **strategic long-term approach** to achieve goals across our identified environmental and social strategic focus areas.

KEY FOCUS AREAS

ENVIRONMENTAL

REDUCING ENVIRONMENTAL IMPACT & SOURCING SUSTAINABLY

SOCIAL

EMPOWERING PEOPLE & COMMUNITIES

INGREDIENTS	CLIMATE	PACKAGING	SOCIAL IMPACT	WORKPLACE CULTURE	CONSUMER WELL-BEING	COLLEAGUE WELL-BEING
Develop **signature sourcing programs** across key raw materials to help build greater end-to-end resilience in these supply chains	Help **combat climate change through science-based targets**, using natural resources end-to-end more efficiently and renewably	Aim for **reducing and evolving packaging** and improving systems to support our vision of a more circular pack economy	Promote human rights across our value chain and help to **enable empowered and inclusive communities**	**Build a winning growth culture** championing employee engagement for our colleagues and the communities our business touches	**Aim to empower consumers with contemporary wellbeing options and choices**, Mindful Snacking habits and portion balance	Build a **culture that focuses on the safety, physical and mental well-being** of our colleagues

5

STRONG PROGRESS AND AMBITION ON SUSTAINABILITY

We are **making strong progress towards our 2025 goals[1]** and remain committed to our sustainability agenda

		2024 Progress[1]	2025 Goals[1]
Ingredients	• Cocoa volume for chocolate brands sourced via Cocoa Life[2]	~91%	100%
	• Maintain Palm Oil volume RSPO certification[3]	~100%	100%
Social	• Child Labor Monitoring & Remediation Systems (CLMRS) in Cocoa Life communities in West Africa	~89%	100%
	• Manufacturing sites completed SMETA audit within the past 3 years[4]	~96%	100%
Climate	• End-to-End CO_{2e} Emissions reduction (vs 2018)	~-12%	-35% by 2030[5]
	• Reduction in food waste in manufacturing (vs 2018)	~-30%	-15%
	• Reduction in water usage in priority sites (vs 2018)[6]	~-15%	-10%
Packaging	• Packaging designed to be recyclable[7]	~96%	~98%

1 Data and information regarding our sustainability goals and progress reflect information disclosed in our 2024 Snacking Made Right report. Additional detail about our sustainability goals and progress against our goals can be found in our 2024 Snacking Made Right report, which was published on April 15, 2025, following the publication of our Notice of 2025 Annual Meeting of Shareholders and Annual Proxy Statement.
2 Based on a mass balance approach, which means that the equivalent volume of cocoa needed for the products sold under our chocolate brands is sourced from the Cocoa Life program.
3 Excludes palm oil procured by third-party external manufacturers & co-packers for use in manufacturing Mondelēz International finished goods.
4 Excludes closed manufacturing sites. Due to ongoing conflict in Russia and Ukraine, alternative social sustainability audits / on-site compliance mechanisms have been applied in those countries.
5 SBTi validated net zero target includes to reduce absolute end-to-end CO_{2e} emissions 35% by 2030 and to reach net-zero by 2050 from a 2018 base year.
6 Reported information excludes Evirth, and is verified by an independent third-party.
7 Indicator covers Dec 1st '23 to Nov 30th '24 period.

6

COMPANY PROPOSALS THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL COMPANY PROPOSALS

☑ PROPOSAL 1: ELECTION OF THE TEN DIRECTOR NOMINEES

BALANCED AND REFRESHED BOARD ENABLES STRONG OVERSIGHT

Our directors' **considerable leadership experience at global companies and relevant but differentiated backgrounds** enable highly effective, independent Board oversight, and rigorous decision making



Ertharin Cousin
Joined 2022
Former Executive Director, **U.N. World Food Program**



Cees 't Hart
Joined 2023
Former CEO, **Carlsberg Group**



Nancy McKinstry
Director Nominee
CEO and Chair of the Executive Board, **Wolters Kluwer**



Brian McNamara
Joined 2024
CEO, **Haleon plc**



Jorge S. Mesquita
Joined 2012
Former CEO, **BlueTriton Brands, Inc.**



Jane Hamilton Nielsen
Joined 2021
Former COO, **Ralph Lauren Corporation**



Paula A. Price
Joined 2024
Former EVP & CFO, **Macy's, Inc.**



Patrick T. Siewert
Joined 2012
Lead Director
Senior Advisor, **The Carlyle Group, L.P.**



Michael A. Todman
Joined 2020
Former Vice Chairman, **Whirlpool Corporation**



Dirk Van de Put
Joined 2017
Chair & CEO,
Mondelēz International

TENURE [1]


4-9 years
10+ years
0-3 years
3
2
5
5 YRS
AVERAGE
TENURE

AGE [1]


60s
50s
1
9
64YRS
AVERAGE
AGE

- The Director nominees vary in age from 58 to 69, include four women, and collectively bring a range of professional and life experiences to the Board. Three self-identify as Black and seven self-identify as white.[1]

1 As of April 2025.

THE BOARD RECOMMENDS VOTING FOR ALL TEN DIRECTOR NOMINEES

8

INCENTIVE COMPENSATION PROGRAMS TARGET STRETCH PERFORMANCE 91 Based on our Strategic Progress Indicator (SPI) goals, which are categorized under Snack Leadership and Responsible Business Practices (comprised of Sustainability, Mindful Snacking, and Colleagues), each of which is weighted at 50% of the total. For additional detail on our 2024 SPI goals, please see page 71 of our Proxy Statement. 🗹🗹 PROPOSAL 2: ADViSORY VOTE TO APPROVE ExECUTiVE COMPENSATiON FOR OUR LiSTED OFFiCERS 2024 PERFORMANCE METRICSPAY ELEMENT VEHICLE BASE SALARY ANNUAL INCENTIVE LONG-TERM INCENTIVE Cash Market competitive to retain key talent • 25% Organic Net Revenue Growth • 25% Adjusted EPS Growth • 50% Annualized Relative Total Shareholder Return • Cap PSU payout at target if TSR is negative at end of performance period • Above median performance (55th percentile) to achieve target payout on Relative TSR 80% Financial Measures • Organic Volume Growth (15%) • Organic Net Revenue Growth (15%) • Adjusted Gross Profit Growth (35%) • Adjusted Operating Income Growth (15%) • Free Cash Flow (20%) 20% Strategic Progress Indicators (SPI) Goals1 75% Performance Share Units • 3-year cliff vest 25% Stock Options • 3-year ratable vest 100% At-Risk Cash Stock Price 2024 OUTCOMES Annual Incentive Financial Performance Metrics earned at 74% of target (Corporate) Strategic Progress Indicator Goals earned at 105% (corporate), 105% (Europe), and 88% (North America) of target Total annual incentive (for CEO and NEOs) earned at 35% - 85% of target Long-Term Incentive 2022 – 2024 PSUs earned at 127% of target, reflecting: • Organic Net Revenue Growth above the maximum goal • Adjusted EPS Growth above the maximum goal • 27th percentile Annualized Relative TSR Our 2024 Incentive Plan outcomes reflect our Board’s approach to setting targets as stretch goals THE BOARD RECOMMENDS VOTING FOR THE APPROVAL OF OUR ExECUTIVE COMPENSATION +/- 30% Market Share Overlay

GLOBAL EMPLOYEE STOCK PURCHASE PLAN FOR ATTRACTING AND RETAINING TALENT ALIGNS WITH BEST PRACTICE 10 ELIGIBILITY DETERMINATION OF THE SHARE RESERVE 🗹🗹 PROPOSAL 3: APPROVAL OF THE GLOBAL EMPLOYEE STOCK PURCHASE MATCHiNG PLAN THE BOARD RECOMMENDS VOTING FOR THE APPROVAL OF THE GLOBAL EMPLOYEE STOCK PURCHASE MATCHING PLAN • 5,000,000 shares of our Common Stock (0.38% of fully diluted Common Stock outstanding as of December 31, 2024) will be reserved and available for use in the Plan, subject to adjustment in the event of certain capitalization events affecting the Company or the Shares. • The Committee may set minimum and maximum contribution amounts, at its discretion in advance of an offering and may change from time to time. However, in no event may a Participant make contributions in excess of USD $50,000 annually nor in excess of 25% of their base salary/wages during an offering period. PURCHASED SHARE AND CONTRIBUTION LIMITS • The plan is intended to be broad-based. We have approximately 90,000 employees located across the globe who could be eligible to participate in the Plan, subject to local law restrictions and the Committee’s discretion to impose further restrictions on eligibility. • Only employees of the Company and its majority-owned affiliates designated as participants in the Plan are eligible to join. MATCHING AWARDS • The Committee may offer matching awards as either a credit based on the participant’s contribution or a right to receive matching shares at a set ratio. In either case, the Company’s match cannot exceed 25% of the participant’s contribution or purchased shares in any offering period. The Committee may also set a vesting period for the matching shares. • Shares purchased under the Plan are purchased at fair market value.

SHAREHOLDER PROPOSALS FOLLOWING CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST ALL SHAREHOLDER PROPOSALS

MONDELĒZ HAS ROBUST DUE DILIGENCE PROCEDURES TO ASSESS SUPPLIER HUMAN RIGHTS RISKS AND PROMOTE COMPLIANCE WITH ITS SUPPLIER CODE 12 🗷🗷 PROPOSAL 5: ASSESSMENT OF THE COMPANY’S SUPPLiER & PARTNER CODE OF CONDUCT DUE DiLiGENCE PROCESS  Mondelēz International is committed to respecting the human rights of people, including freedom of association and collective bargaining, in our value chain.  Our dedicated Human Rights Policy and our Code of Conduct support the rights of freedom of association and collective bargaining.  Using the UN Guiding Principles on Business and Human Rights as a framework for preventing and addressing human rights risks, we have created and put in place mechanisms for monitoring, reporting, and remedying violations to these human rights.  Mondelēz International’s commitment to human rights extends to its suppliers and business partners.  Our Supplier Code is aligned with our Human Rights Policy and Code of Conduct, and is applicable to direct and indirect suppliers, external manufacturing partners and co-packers, labor providers, logistic providers, subsidiaries and affiliate entities, as well as out suppliers’ sub-contractors.  Our robust due diligence process begins with selection process and continues through the duration of business relationships.  We require our prioritized tier 1 suppliers to complete audits on an ongoing basis to identify potential human rights issues and monitor compliance with our policies. FOLLOWING CAREFUL CONSIDERATION, THE BOARD RECOMMENDS VOTING AGAINST THIS PROPOSAL

OUR SUSTAINABLE PACKAGING PROGRAM GOALS ARE ALIGNED WITH STRONG PRACTICES AND THE PEW REPORT FOCUS AREAS, AND WE REPORT OUR PROGRESS ANNUALLY 🗷🗷 PROPOSAL 6: REPORT ON FLExiBLE PLASTiC PACKAGiNG 20% of our total packaging volume is plastic (majority flexible plastic) & 75%+ of our total packaging volume is paper-based  Our strategy aims to help advance more sustainable packaging. We have set goals to track and report our progress  Our goals consider our category requirements for product safety & quality  We aim to reduce overall virgin plastic by 5% and virgin rigid plastic by 25% (vs. 2020); our virgin plastic was reduced by 4.6% by end of 2024 (vs. 2020)  We aim to have approximately 98% or more of packaging designed to be recyclable; approximately 96% of our packaging was designed to be recyclable by end of 2024  We pursue a comprehensive approach to help reduce plastic waste and increase circularity  Mondelēz aims to utilize packaging that is light, safe and, when appropriate, can be reused or recycled  We advocate for effective Extended Producer Responsibility (EPR) schemes as they can help scale systems needed to increase collection, sorting & recycling of packaging  We actively engage in efforts to address and mitigate plastic waste, including in collaboration with our peers  Advancing implementation of effective EPR in U.S. as a founding member of the Circular Action Alliance  As co-chair of the Consumer Goods Forum’s Flexible Plastic Taskforce, we are advancing policy advocacy and harmonized principles for material substitution  Investing in scaling collection & recycling in developing markets via Circulate Capital Ocean & LA Funds 13 FOLLOWING CAREFUL CONSIDERATION, THE BOARD RECOMMENDS VOTING AGAINST THIS PROPOSAL

MONDELĒZ HAS TRANSPARENT DISCLOSURES ON LOBBYING AND CONTINUES TO MAKE PROGRESS TOWARDS NET ZERO 2050 GOAL 🗷🗷 PROPOSAL 7: CLiMATE LOBBYiNG REPORT  We have transparent and comprehensive annual lobbying disclosures.  CPA-Zicklin Index: First-Tier of S&P 500; our existing disclosure practices include:  Annual dues of $50,000 or more paid to U.S. trade associations  Corporate political contributions made in support of candidates  Focus advocacy areas disclosed  Reports sent to Secretary of U.S. Senate & Clerk of U.S. House of Representatives on U.S. federal lobbying activities  We disclose that we do not always agree with policy positions of trade associations in which we are members  Our ongoing progress to reach net zero emissions by 2050 (vs. 2018) demonstrates Mondelēz’s ambition.  Reducing end-to-end CO2e emissions by ~(12)% (vs. 2018), we continue to progress toward achieving our ~35% reduction end-to-end goal by 2030 (vs. 2018)  In 2024, as part of our carbon reduction journey in our manufacturing sites, ~54% of the electricity used in our manufacturing sites was renewable, compared to ~45% in 2023  Mondelēz has robust governance and oversight of lobbying activities and expenditures by the Board and its Governance, Membership & Sustainability Committee, our Enterprise Risk Management program and our Code of Conduct. 14 FOLLOWING CAREFUL CONSIDERATION, THE BOARD RECOMMENDS VOTING AGAINST THIS PROPOSAL

🗷🗷 PROPOSAL 8: THiRD-PARTY REPORT ASSESSiNG EFFECTiVENESS OF iMPLEMENTATiON OF HUMAN RiGHTS POLiCY MONDELĒZ REPORTS ON CONTINUED EFFORTS FOR RESPECTING HUMAN RIGHTS ACROSS THE WHOLE VALUE CHAIN AND DUE DILIGENCE IN CAHRA 15  We perform heightened Human Rights Due Diligence (“HRDD”) in Russia and Ukraine in alignment with key steps recommended by UNDP’s guide on heightened due diligence in conflict-affected and high-risk areas.  Our annual global value chain human rights risk assessment is performed by third-party human rights experts at twentyfifty  We continued rolling out our human rights training and third-party social audits using Sedex Members Ethical Trade Audit (“SMETA”) or equivalent protocol in our plants in Ukraine and Russia  Our local People & HSE teams are following up on findings of these audits & taking corrective action as needed  Mondelēz already publishes a robust annual HRDD Report.  An independent third-party has been conducting end-to-end, full value chain human rights risk assessment annually since 2022. Summary of the assessment has been published annually  We have scaled down our activities in Russia and have invested in repairing and rebuilding our manufacturing facilities in Ukraine.  We have discontinued new capital investments and suspended advertising spending in Russia. As a result, our Russia business contributed just 2.9% of global revenues, which is approximately a 30% decrease from 2022  We have continued to increase our now $15 million commitment via the Mondelēz International Foundation to support Ukrainian people and refugees with cash and in-kind contributions FOLLOWING CAREFUL CONSIDERATION, THE BOARD RECOMMENDS VOTING AGAINST THIS PROPOSAL

MONDELĒZ AIMS TO ADVANCE A CIRCULAR ECONOMY FOR PACKAGING WHILE COMPLYING WITH APPLICABLE LAWS AND REGULATIONS 16 🗷🗷 PROPOSAL 9: REPORT ON RECYCLED CONTENT CLAiMS  All on-pack claims, including recycling claims, go through our established review processes  Our internal policies and measures are designed to provide that on-pack claims have been substantiated in advance, are not misleading to consumers and comply with applicable laws and regulations  Our team of experts actively collaborates with a variety of leading organizations and coalitions to explore technical, end- of-life, and infrastructure solutions to help improve the circularity of our packaging  Advanced recycling processes are increasingly used and are incentivized financially in at least one foreign country  Among other solutions, we have partnered with Amcor to invest in Licella, an Australian company with innovative advanced recycling technology that aims to recycle end of life plastic to produce new food grade plastic packaging  We participate in and collaborate closely with many different organizations to help address systemic challenges in the world of packaging  Ellen MacArthur Foundation’s Global Commitment  Business Coalition for a Global Plastics Treaty  The Recycling Partnership  Consumer Goods Forum Plastic Waste Coalition of Action and the Ocean Plastics Leadership Network FOLLOWING CAREFUL CONSIDERATION, THE BOARD RECOMMENDS VOTING AGAINST THIS PROPOSAL

GAAP TO NON-GAAP RECONCILIATIONS 17 Net Revenues to Organic Net Revenue (in millions of U.S. dollars) (Unaudited) Mondelēz International For the Twelve Months Ended December 31, 2019 2020 2021 2022 2023 2024 6 Year CAGR Reported (GAAP) $ 25,868 $ 26,581 $ 28,720 $ 31,496 $ 36,016 $ 36,441 Divestitures (667) (482) (533) (498) (484) - Short-term distributor agreements - - - - (22) (25) Acquisitions (88) (445) (254) (1,216) (1,036) (72) Currency 1,114 630 (464) 1,882 1,096 710 Organic (Non-GAAP) $ 26,227 $ 26,284 $ 27,469 $ 31,664 $ 35,570 $ 37,054 For the Twelve Months Ended December 31, 2018 2019 2020 2021 2022 2023 Reported (GAAP) $ 25,938 $ 25,868 $ 26,581 $ 28,720 $ 31,496 $ 36,016 Divestitures (805) (667) (482) (533) (498) (484) Short-term distributor agreements - - - - - (22) Organic (Non-GAAP) $ 25,133 $ 25,201 $ 26,099 $ 28,187 $ 30,998 $ 35,510 % Change - Reported (GAAP) (0.3)% 2.8% 8.0% 9.7% 14.4% 1.2% 5.8% % Change - Organic (Non-GAAP) 4.4% 4.3% 5.2% 12.3% 14.7% 4.3% 7.4%

GAAP TO NON-GAAP RECONCILIATIONS

Diluted EPS to Adjusted EPS

(Unaudited)

	Mondelēz International						
For the Twelve Months Ended December 31,	2019	2020	2021	2022	2023	2024	6 Year CAGR
Diluted EPS attributable to Mondelēz International (GAAP)	$ 2.69	$ 2.47	$ 3.04	$ 1.96	$ 3.62	$ 3.42	
Simplify to Grow Program	0.24	0.20	0.17	0.07	0.08	0.09	
Intangible asset impairment charges	0.03	0.08	0.02	0.05	0.01	0.08	
Mark-to-market (gains)/losses from derivatives	(0.05)	(0.01)	(0.17)	0.19	(0.12)	(0.32)	
Acquisition integration costs and contingent consideration adjustments	-	-	(0.02)	0.05	0.14	(0.17)	
Inventory step-up	-	-	-	0.01	-	-	
Acquisition-related costs	-	0.01	0.01	0.19	-	-	
Gain on divestitures	(0.03)	-	-	-	(0.08)	-	
Divestiture-related costs	-	-	0.01	0.01	0.04	-	
Operating results from divestitures	(0.37)	(0.26)	(0.27)	(0.30)	(0.17)	(0.07)	
Costs associated with the JDEP coffee business transactions	-	0.20	-	-	-	-	
2017 Malware incident net recoveries	-	-	-	(0.02)	-	-	
European Commission legal matter	-	-	-	0.23	0.01	-	
Incremental costs due to war in Ukraine	-	-	-	0.09	-	-	
Remeasurement of net monetary position	-	0.01	0.01	0.03	0.07	0.02	
ERP System Implementation costs	-	-	-	-	-	0.04	
Impact from pension participation changes	(0.02)	0.01	0.02	0.01	0.01	0.01	
CEO transition renumeration	0.01	-	-	-	-	-	
Loss on debt extinguishment and related expenses	-	0.10	0.07	0.07	-	-	
Loss related to interest rate swaps	0.08	0.05	-	-	-	-	
Impact from resolution of tax matters	0.05	(0.02)	-	-	-	-	
Initial impacts from enacted tax law changes	(0.52)	0.02	0.07	0.01	0.06	0.02	
Gain on marketable securities	-	-	-	-	(0.34)	-	
(Gain)/loss on equity method investment transactions	0.01	(0.55)	(0.39)	0.02	(0.25)	0.24	
Adjusted EPS (Non-GAAP)	$ 2.12	$ 2.31	$ 2.57	$ 2.67	$ 3.08	$ 3.36	
Impact of unfavorable currency	0.13	0.04	(0.08)	0.22	0.13	0.12	
Adjusted EPS @ Constant FX (Non-GAAP)	$ 2.25	$ 2.35	$ 2.49	$ 2.89	$ 3.21	$ 3.48	

For the Twelve Months Ended December 31,	2018	2019	2020	2021	2022	2023	6 Year CAGR
Diluted EPS attributable to Mondelēz International (GAAP)	$ 2.23	$ 2.69	$ 2.47	$ 3.04	$ 1.96	$ 3.62	
Simplify to Grow Program	0.32	0.24	0.20	0.17	0.07	0.08	
Intangible asset impairment charges	0.03	0.03	0.08	0.02	0.05	0.01	
Mark-to-market (gains)/losses from derivatives	(0.09)	(0.05)	(0.01)	(0.17)	0.19	(0.12)	
Acquisition integration costs and contingent consideration adjustments	-	-	-	(0.02)	0.05	0.14	
Inventory step-up	-	-	-	-	0.01	-	
Acquisition-related costs	0.01	-	0.01	0.01	0.19	-	
Gain on divestitures	-	(0.03)	-	-	-	(0.08)	
Divestiture-related costs	-	-	-	0.01	0.01	0.04	
Operating results from divestitures	(0.36)	(0.37)	(0.26)	(0.27)	(0.30)	(0.17)	
Costs associated with the JDEP coffee business transactions	-	-	0.20	-	-	-	
2017 Malware incident net recoveries	-	-	-	-	(0.02)	-	
European Commission legal matter	-	-	-	-	0.23	0.01	
Incremental costs due to war in Ukraine	-	-	-	-	0.09	-	
Remeasurement of net monetary position	0.01	-	0.01	0.01	0.03	0.07	
Impact from pension participation changes	0.22	(0.02)	0.01	0.02	0.01	0.01	
CEO transition renumeration	0.01	0.01	-	-	-	-	
Loss on debt extinguishment and related expenses	0.07	-	0.10	0.07	0.07	-	
Loss related to interest rate swaps	(0.01)	0.08	0.05	-	-	-	
Impact from resolution of tax matters	(0.01)	0.05	(0.02)	-	-	-	
Initial impacts from enacted tax law changes	0.02	(0.52)	0.02	0.07	0.01	0.06	
Gain on marketable securities	-	-	-	-	-	(0.34)	
(Gain)/loss on equity method investment transactions	(0.39)	0.01	(0.55)	(0.39)	0.02	(0.25)	
Adjusted EPS (Non-GAAP)	$ 2.06	$ 2.12	$ 2.31	$ 2.57	$ 2.67	$ 3.08	
$ Change - Reported (GAAP)	$ 0.46	$ (0.22)	$ 0.57	$ (1.08)	$ 1.66	$ (0.20)	
$ Change - Adjusted (Non-GAAP)	0.06	0.19	0.26	0.10	0.41	0.28	
$ Change - Adjusted @ Constant FX (Non-GAAP)	0.19	0.23	0.18	0.32	0.54	0.40	
% Change - Reported (GAAP)	20.6 %	(8.2)%	23.1 %	(35.5)%	84.7 %	(5.5)%	**7.4 %**
% Change - Adjusted (Non-GAAP)	2.9 %	9.0 %	11.3 %	3.9 %	15.4 %	9.1 %	**8.5 %**
% Change - Adjusted @ Constant FX (Non-GAAP)	9.2 %	10.8 %	7.8 %	12.5 %	20.2 %	13.0 %	**12.2 %**

18

Mondelēz International
SNACKING MADE RIGHT

COMMITMENT TO BUILDING A MORE SUSTAINABLE SNACKING COMPANY Strong Financial Performance 19 Robust Board Oversight and Governance Practices Impactful Sustainability Agenda Promoting Human Rights, Communities and Colleagues 19